Exhibit 5.1

                       [HARMON & SHAIKH, CHTD. LETTERHEAD]


January 6, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: ECLIPSE ENTERTAINMENT GROUP, INC. REGISTRATION STATEMENT ON
    FORM S-8: CONSULTING SERVICES CONTRACT WITH MR. GARY CAMPBELL

Gentlemen:

We have been requested by Eclipse Entertainment Group, Inc., a Nevada corporation (the "Company"), to furnish you with our opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (the "Registration Statement") covering an aggregate of 1,500,000 Shares (the "Shares") of the Company's common stock, par value $.001 per Share offered on behalf of the Company in connection with (i) the Company's Consultant Agreement between Eclipse Entertainment Group, Inc. and Mr. Gary Campbell, dated August 15, 2002.

We have examined the Written Consulting Agreement and such corporate records, documents, instruments and certificates of the Company, and have reviewed such other documents as we have deemed relevant under the circumstances. In such examination, we have assumed without independent investigation the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity of any documents submitted to us as copies to their respective originals. As to certain questions of fact material to this opinion, we have relied without independent investigation upon statements or certificates of public officials and officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the Agreement, will be legally issued, fully paid and non-assessable.

In connection with this opinion, we have examined the Registration Statement, the Company's Articles of Incorporation and By-laws, and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

We render no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. This opinion is conditioned upon the compliance by the Company with all applicable provisions of the Securities Act of 1933, as amended, and such state securities rules, regulations and laws as may be applicable.

Very truly yours,

HARMON & SHAIKH, CHTD.

/s/ Adam U. Shaikh, Esq.

Adam U. Shaikh, Esq.